EXHIBIT 21.1

LIST OF SUBSIDIARIES

Park Bancorp, Inc. Subsidiaries

Park Federal Savings Bank

PBI Development Corporation

Park Federal Savings Bank Subsidiaries

GPS Corporation

GPS Development Corporation